CHANGE IN CONTROL AND TERMINATION AGREEMENT

THIS CHANGE IN CONTROL AND TERMINATION AGREEMENT (the “Agreement”), to be effective as of the fifth day of December, 2008, is made and entered into by and between MID_AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation (the “Company”) and Thomas L. Grimes, Jr. (the “Employee”).

RECITALS:

WHEREAS, the Company acknowledges that Employee’s contributions to the past and future growth and success of the Company have been and will continue to be substantial.  As a publicly held corporation, the Company recognizes that there exists a possibility of a Change in Control (as defined herein) of the Company.  The Company also recognizes that the possibility of such a Change in Control may contribute to uncertainty on the part of management and may result in the departure or distraction of senior management from their operating responsibilities.

WHEREAS, outstanding management of the Company is always essential to advancing the best interests of the Company’s shareholders.  In the event of a threat or occurrence of a bid to acquire or change control of the Company or to effect a business combination, it is particularly important that the Company’s businesses be continued with a minimum of disruption.  The Company believes that the objective of securing and retaining outstanding management will be achieved if the Company’s key management employees are given assurances of employment security so they will not be distracted by personal uncertainties and risks created by such circumstances.

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay to the Employee, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1.           Definitions.  For purposes of this Agreement, the following terms shall have the following definitions:

“1994 Plan” means the Company’s Amended and Restated 1994 Restricted Stock and Stock Option Plan.

“1999 Plan” means the Company’s 1999 Equity Compensation Plan.

“2004 Plan” means the Company’s 2004 Stock Plan

“Additional Amount” means the amount the Company shall pay to the Employee in order to indemnify the Employee against all claims, losses, damages, penalties, expenses, interest, and Excise Taxes (including additional taxes on such Additional Amount) incurred by Employee as a result of Employee receiving Change of Control Benefits as further described in Section 3(e) of this Agreement.

“Arbitrators” means the arbitrators selected to conduct any arbitration proceeding in connection with any disputes arising out of or relating to this Agreement.

“Award Plans” means the 1994 Plan, the 1999 Plan, the 2004 Plan and any other stock option, incentive compensation, profit participation, bonus or extra compensation plan that is adopted by the Company and in which the Company’s employees of the same level as Employee are entitled to participate.

“Benefit Plans” means each and every health, life, medical, dental, disability, insurance and welfare plan maintained by the Company for the benefit of Employee or the employees of the Company generally, provided that Employee is eligible to participate in such plan under the eligibility provisions thereof that are generally applicable to participants therein.

“Board” means the Board of Directors of the Company.

“Change of Control” means any of the following events which occur during the Term of this Agreement:

(i) any “person”, as that term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, regardless of whether or not the Board shall have approved the acquisition of such securities by the acquiring person;

(ii) individuals who, as of the effective date of this Agreement, constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company, unless any such change is approved by the vote of at least 80% of the members of the Board of Directors of the Company in office immediately prior to such cessation;

(iii) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Company are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than 80% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iv) the Company in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of the securities entitled to vote generally in the election of directors of the Company immediately prior to such sale:

(v) the Company and its affiliates shall sell or transfer (in a single transaction or series of related transactions) to a non-affiliate business operations or assets that generated at least two-thirds of the consolidated revenues (determined on the basis of the Company’s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) of the Company and its subsidiaries immediately prior thereto;

(vi) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K (or any successor, form or report or item therein) that a change in control of the Company has occurred;

(vii) the shareholders for the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(viii) any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this sentence.

“Change of Control Benefits” means the Termination Payment and all other payments, benefits or compensation (except for the Additional Amount) which the Employee receives or has the right to receive from the Company or any of its affiliates solely as a result of Employee’s Change of Control Termination.

“Change of Control Termination” means (i) a Termination Without Cause of the Employee’s employment by the Company, in anticipation of, on, or within three (3) years after a Change of Control, or (ii) the Employee’s resignation for Good Reason on or within three (3) years after a Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Mid-America Apartment Communities, Inc., a Tennessee corporation, and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

“Company Shares” means the shares of the common stock of the Company or any securities of a successor company which shall have replaced such common stock.

“Compensation Committee” means the compensation committee of the Board.

“Excess Parachute Payments” has the meaning set forth in section 280G of the Code.

“Excise Tax” means a tax on Excess Parachute Payments imposed pursuant to Code section 4999.

“Employee” means the person identified in the preamble paragraph of this Agreement.

“Fair Market Value” means, on any given date, the closing sale price of the common stock of the Company on the New York Stock Exchange on such date, or, if the New York Stock Exchange shall be closed on such date, the next preceding date on which the New York Stock Exchange shall have been open.

“Good Reason” means that the Employee terminated his employment because, within the six (6) month period preceding the Employee’s termination, one or more of the following conditions arose and the Employee notified the Company of such condition within 90 days of its occurrence and the Company did not remedy such condition within 30 days:

(i) a material diminution in the Employee’s Base Salary as in effect on the date hereof or as the same may be increased from time to time;

(ii) a material diminution in the Employee’s authority, duties, or responsibilities;

(iii) the relocation of the Company’s principal executive offices to a location outside a thirty-mile radius of Memphis, Tennessee or the Company’s requiring the Employee to be based at any place other than a location within a thirty-mile radius of Memphis, Tennessee, except for reasonably required travel on the Company’s business; or

(iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.

“Multi-Family Residential Business” means the business of acquiring, developing, constructing, owning or operating multi-family residential apartment communities.

“Multi-Family Residential Property” means any real estate upon which the Multi-Family Residential Business is being conducted.

“Option(s)” means any options issued pursuant to the 1994 Plan, 1999 Plan, 2004 Plan or any other stock option plan adopted by the Company, any option granted with respect to partnership Units, or any option granted under the plan of any successor company that replaces or assumes the Company’s or the Partnership’s Options.

“Partnership” means Mid-America Apartments, L.P., a Tennessee limited partnership.

“Partnership Unit(s)” means limited partnership interests of the Partnership.  The holder has the option of requiring the Company to redeem such interests.  The Company may elect to effectuate such redemption by either paying cash or exchanging Company Shares for such interests.

“Term” has the meaning assigned to it in Section 2 of the Agreement.

“Termination Date” means the date employment of Employee is terminated.

“Termination Notice” means a written notice of termination of employment by Employee or the Company.

“Termination Payment” has the meaning set forth in Section 3(b)(i) of this Agreement.

“Termination With Cause” means the termination of the Employee’s employment by act of the Board for any of the following reasons:

(i) the Employee’s conviction for a felony;

(ii) the Employee’s theft, embezzlement, misappropriation of or intentional infliction of material damage to the Company’s property or business opportunity;

(iii) the Employee’s intentional breach of the noncompetition provisions contained in Section 4 of this Agreement; or

(iv) the Employee’s ongoing willful neglect of or failure to perform his duties hereunder or his ongoing willful failure or refusal to follow any reasonable, unambiguous duly adopted written direction of the Board or any duly constituted committee thereof, if such willful neglect or failure is materially damaging or materially detrimental to the business and operations of the Company; provided that Employee shall have received written notice of such failure and shall have continued to engage in such failure after 30 days following receipt of such notice from the board, which notice specifically identifies the manner in which the Board believes that Employee has engaged in such failure.

For purposes of this subsection, no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith, and without reasonable belief that such action or omission was in the best interest of the Company.  Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with his counsel, to be heard before the Board), finding that, in good faith opinion of the Board, Employee was guilty of misconduct as set forth above, and of continuing such misconduct after notice from the Board.

“Termination Without Cause” means the termination of the Employee’s employment by the Company for any reason other than Termination With Cause, or termination by the Company due to Employee’s death or Permanent Disability.

“Uniform Arbitration Act” means the Uniform Arbitration Act, Tennessee Code Annotated  § 29-5-391 et seq., as amended.

“Voluntary Termination” means the Employee’s voluntary termination of his employment hereunder for any reason other than Good Reason.  If the Employee gives a Termination Notice of Voluntary Termination and, prior to the Termination Date, the Employee voluntarily refuses or fails to provide substantially the same level of services previously provided by the Employee to the Company for a period greater than two consecutive weeks, the Voluntary Termination shall be deemed to be effective as of the date on which the Employee so ceases to carry out his duties.  Voluntary refusal to perform services shall not include taking accrued and unused vacation, the Employee’s failure to perform services on account of his illness or the illness of a member of his immediate family, provided such illness is adequately substantiated at the reasonable request of the Company, or any other absence from service with the written consent of the Board.

2.           Term; Termination.  The term of this Agreement shall be one year and shall commence on the date hereof and shall be extended automatically, for so long as the Employee remains employed by the Company hereunder, the first day of each month beginning January 1, 2005 for an additional one-month period (such period, as it may be extended from time to time, being herein referred to as the “Term”), unless terminated by Employee as a Voluntary Termination or otherwise terminated earlier in accordance with the terms of this Agreement, to the effect that on the first day of each month, the remaining term of this Agreement and the Employee’s employment hereunder shall be one year.

3.           Change of Control.

(a)           Termination in Connection with a Change of Control.  Notwithstanding any other provision in this Agreement or any other agreement pre-dating this Agreement between the Company and Employee, in the event of a Change of Control Termination, the Company shall, on the termination Date in respect of such Change of Control Termination, pay the Employee, in addition to any Base Salary earned but not paid through the Termination Date and any amounts due pursuant to Award plans and Benefit Plans including, without limitation, the pro rata amount of Employee’s anticipated bonus for the fiscal year in which Employee’s employment is so terminated, the compensation and benefits set forth in Section 3(b).

(b)           Compensation and Benefits.

(i)           A Termination payment shall be paid which is equal to the sum of two and 99/100 times the Employee’s annual base salary in effect on the Termination Date plus two and 99/100 times the average annual cash bonus paid to the Employee for the two immediately preceding fiscal years, under this Agreement or otherwise (“Termination Payment”).  Notwithstanding Section 3(a), the Termination Payment shall be calculated and paid immediately prior to the closing of the transactions constituting a Change of Control if the Employee receives notice prior to the Change of Control that his employment will be terminated on or after the Change of Control.

(ii)           Employee shall be permitted to participate in, and have all rights and benefits provided by, all Benefit Plans which Employee was eligible to participate in immediately prior to the Termination Date (to the extent such participation is possible under the laws then pertaining to such Benefit Plans), for a minimum of two years following the Termination Date.

(iii)           In lieu of Company Shares or Partnership Units issuable upon exercise of any outstanding and unexercised Options granted to Employee, Employee may, at Employee’s option, receive an amount in cash equal to the product of (i) the excess of the higher of the Fair Market Value of the Company Shares on the Termination Date, or the highest per share price the Company Shares actually paid in connection with any Change of Control of the Company, over the per share exercise price of each Option held by Employee, times (ii) the number of the Company Shares or Partnership Units covered by each such Option.  In the event Employee does not elect to receive a cash payment for any outstanding and unexercised Options granted to Employee, Employee shall have the right to exercise such Options in accordance with the terms and conditions provided in the applicable stock option plans.

(iv)           The Company shall also pay to Employee all legal fees and expenses incurred by Employee as a result of a termination described in Section 3(a) of this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).

(c)           Certain Transactions.  Notwithstanding the provisions of subparagraphs (i) or (vi) in the definition of change of control, unless otherwise determined in a specific case by majority vote of the Board, a Change of Control shall not be deemed to have occurred for purposes of this Agreement solely because (i) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities or (ii) any Company-sponsored employee stock ownership plan, or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule A (or any successor schedule, form or report or item thereon) under the Exchange Act, disclosing beneficial ownership by it of shares of stock of the Company, or because the Company reports that a Change of Control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

(d)           Escrow Arrangement.  If within thirty (30) days after the effective date of a Change of Control Employee’s employment has not been terminated, the Company shall deposit with an escrow agent, pursuant to an escrow agreement between the Company and such escrow agent, a sum of money, or other property permitted by such escrow agreement, which is substantially sufficient in the opinion of the Company’s management to fund the amounts due to Employee set forth in Section 3(b) of this Agreement.  The escrow agreement shall provide that such agreement may not be terminated until the earlier of (i) Employee’s employment has terminated and all amounts due to Employee as set forth in this Agreement have been paid to Employee or (ii) three (3) years after the effective date of the Change of Control.

(e)           Tax Matters.  If the Excise Tax on Excess Parachute Payments will be imposed on the Employee under Code section 4999 as a result of the Employee’s receipt of the Change of Control Benefits, the Company shall indemnify the Employee and hold him harmless against all claims, losses, damages, penalties, expenses, interest, and Excise Taxes.  To effect this indemnification, the Company shall pay to the Employee the Additional Amount which is sufficient to indemnify and hold the Employee harmless from the application of Code sections 280G and 4999, including the amount of (i) the Excise Tax that will be imposed on the Employee under section 4999 of the Code with respect to the Change of Control Benefits; (ii) the additional (A) Excise Tax under section 4999 of the Code, (B) hospital insurance tax under section 3111(b) of the Code and (C) federal, state and local income taxes for which the Employee is or will be liable on account of the payment of the amount described in subitem (i); and (iii) the further excise, hospital insurance and income taxes for which the Employee is or will be liable on account of the payment of the amount described in subitem (ii) and this subitem (iii) and any other indemnification payment under this Section 3(e).  The Additional Amount shall be calculated and paid to the Employee at the time that the Termination payment is paid to the Employee.  In calculating the Additional Amount, the highest marginal rates of federal and applicable state and local income taxes applicable to individuals and in effect for the year in which the Change of Control occurs shall be used.  Nothing in this paragraph shall give the Employee the right to receive indemnification from the Company for federal, state or local income taxes or hospital insurance taxes payable solely as a result of the Employee’s receipt of (a) the Change in Control Benefits, or (b) any additional payment, benefit or compensation other than the Additional Amount.  As specified in items (ii) and (iii), above, all income, hospital insurance and additional Excise Taxes resulting from additional compensation in the form of the Excise Tax payment specified in item (i), above, shall be paid to the Employee.

The provisions of this Section 3(e) are illustrated by the following example:

Assume that the termination Payment and all other Change of Control Benefits result in a total federal, state and local income tax and hospital insurance tax liability of $180,000; and an Excise Tax liability under Code section 4999 of $70,000.  Under such circumstances, the Employee is solely responsible for the $180,000 income and hospital insurance tax liability; and the Company must pay to the Employee $70,000, plus an amount necessary to indemnify the Employee for all federal, state and local income taxes, hospital insurance taxes, and Excise Taxes that will result from the $70,000 payment to the Employee and from all further indemnification to the Employee of taxes attributable to the initial $70,000 payment.

4.           Noncompetition.  During the Term, the Employee shall not, other than through the Company or affiliates of the Company, own any interest in any Multi-Family Residential Property (other than Multi-Family Residential Property in which the Company or the Partnership has an ownership interest), as partner, shareholder or otherwise, or engage in the Multi-Family Residential Business, directly or indirectly, for his own account or for the account of others, either as an officer, director, shareholder, owner, partner, promoter, employee, consultant, advisor, agent, manager, or in any other capacity.  For a period of one year after a Change in Control Termination, Employee shall not own any interest in any Multi-Family Residential Property as partner, shareholder or otherwise, or directly or indirectly, for his own account or for the account of others, either as an officer, director, promoter, employee, consultant, advisor, agent, manager, or in any other capacity, engage in the Multi-Family Residential Business within 5 miles of any Multi-Family Residential Property owned by the Company or the Partnership at the time of termination of employment.

The Employee agrees that damages at law for violation of the restrictive covenant contained herein would not be an adequate or proper remedy to the Company, and that should the Employee violate or threaten to violate any of the provisions of such covenant, the Company, its successors or assigns, shall be entitled to obtain a temporary or permanent injunction, as appropriate, against the Employee in any court having jurisdiction over the person and the subject matter, prohibiting any further violation of any such covenants.  The injunctive relief provided herein shall be in addition to any award of damages, compensatory, exemplary or otherwise, payable by reason of such violation.

Furthermore, the Employee acknowledges that this Agreement had been negotiated at arms’ length by the parties, neither being under any compulsion to enter into this Agreement, and that the foregoing restrictive covenant does not in any respect inhibit his ability to earn a livelihood in his chosen profession without violating the restrictive covenant contained herein.  The Company by these presents has attempted to limit the Employee’s right to compete only to the extent necessary to protect the Company from unfair competition.  The Company recognizes, however, that reasonable people may differ in making such a determination.  Consequently, the Company agrees that if the scope or enforceability of the restricted covenant contained herein is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

5.           Employment Status.  The parties acknowledge that the Employee is an “at will” employee of the Company and has not contractual right to continued employment or compensation in the event of termination of Employee’s employment for any reason or no reason at all, other than as set forth in this Agreement.  The parties acknowledge and agree that Employee is not an independent contractor.  Any payments made to Employee by the Company pursuant to this Agreement shall be treated for federal and state payroll tax purposes as payments made to a Company employee, irrespective of whether such payments are made subsequent to the Termination Date.

6.           Notices.  All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

To the Company:                                 6584 Poplar Avenue
Suite 300
Memphis, TN 38138
Attn:  Corporate Secretary

To the Employee:                                 Thomas L. Grimes, Jr.
4293 Nellwood Lane
Memphis, TN  38117

7.           Entire Agreement.  This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto; provided, however, that any amendment or termination of the covenant of noncompetition in Section 4 must be approved by a majority of the Directors of the Company other than the Employee, if the Employee is then a director of the Company.  This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

8.           Arbitration.  Any controversy concerning or claim arising out of or relating to this Agreement shall be settled by final and binding arbitration in Memphis, Shelby County, Tennessee at a location specified by the party seeking such arbitration.

(a)           The Arbitrators.  Any arbitration proceeding shall be conducted by three (3) Arbitrators and the decision of the Arbitrators shall be binding on all parties.  Each Arbitrator shall have substantial experience and expert competence in the matters being arbitrated.  The part desiring to submit any matter relating to this Agreement to arbitration shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated, such party’s choice of Arbitrator, and such party’s substantive position in the arbitration.  The party receiving such notice shall, within fifteen (15) days after receipt of such notice, appoint an Arbitrator and notify the other party of its appointment and of its substantive position.  The Arbitrators appointed by the parties to the Arbitration shall select an additional Arbitrator meeting the aforedescribed criteria.  The Arbitrators shall be required to render a decision in accordance with the procedures set forth in Subparagraph (b) below within thirty (30) days after being notified of their selection.  The fees of the Arbitrators shall be equally divided amongst the parties to the arbitration.

(b)           Arbitration Procedures.  Arbitration shall be conducted in accordance with the Uniform Arbitration Act, except to the extent the provisions of such Act are modified by this Agreement or the subsequent mutual agreement of the parties.  Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.  Any party hereto may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this provision applies in any court having jurisdiction over such action in Shelby County, Tennessee, and the parties agree that jurisdiction and venue in Shelby County, Tennessee are appropriate and approved by such parties.

9.           Applicable Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee.

10.           Assignment.  The Employee acknowledges that his services are unique and personal.  Accordingly, the Employee may not assign his rights or delegate his duties or obligations under this Agreement, except with respect to certain rights to receive payments as described in Section 7.

11.           Headings.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe is provisions.

12.           Successors; Binding Agreement.  The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as Employee would be entitled to hereunder if Employee terminates his employment for Good Reason.  The Company’s rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the Company’s successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By: /s/ Simon R. C. Wadsworth
       Simon R. C. Wadsworth
       Chief Financial Officer

Employee:

/s/ Thomas L. Grimes, Jr.
Thomas L. Grimes, Jr.